Exhibit 99.1

RMG Acquisition Corp.
50 West Street, Suite 40-C
New York, NY 10006

**** IMPORTANT REMINDER ****

Dear RMG Acquisition Corp. Stockholder:

By now, you should have received your proxy materials for the 2020 Special Meeting of Stockholders of RMG Acquisition Corp., which is scheduled to be held virtually, via live webcast, on December 28, 2020. You are receiving this reminder letter because your votes were not yet processed at the time that this letter was sent. If you have already voted, we would like to thank you for your vote.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Your vote is extremely important. PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

Your Board recommends that you vote “FOR” ALL proposals. Even if you plan on attending the virtual meeting, we urge you to vote your shares now, so they can be tabulated prior to the meeting.

****PLEASE VOTE TODAY****

Thank you for your investment in RMG Acquisition Corp. and for taking the time to vote your shares.

Sincerely,

/s/ D. James Carpenter

D. James Carpenter

Chairman of the Board of Directors